Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	April 28, 2014

For additional information contact:

John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings for the Second Quarter of Fiscal 2014
Backlog at Record Levels
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the second quarter of fiscal 2014 ended March 28, 2014.
Second Quarter Fiscal 2014 Highlights:

•	Net earnings for the quarter of $83.5 million;

•	Diluted EPS for the quarter of $0.63; and

•	Record Backlog at March 28, 2014 of $18.4 billion.

Jacobs reported today net earnings of $83.5 million, or $0.63 per diluted share, on revenues of $3.2 billion for its second quarter of fiscal 2014 ended March 28, 2014. This compares to net earnings of $104.4 million, or $0.80 per diluted share, on revenues of $2.8 billion for the second quarter of fiscal 2013 ended March 29, 2013.

Included in the Company’s results for the quarter ended March 28, 2014 is an aggregate after tax negative impact of $31.8 million or $0.24 per diluted share related to certain project issues in Europe, unusual impacts of holidays and weather events, and SKM related items. The quarter also included an after tax gain of $6.4 million or $0.05 per diluted share related to the sale of VCM technology assets.

Jacobs also announced total backlog of $18.4 billion at March 28, 2014, including a technical professional services component of $12.6 billion. This is up approximately 10% from total backlog and up approximately 15% from technical professional services backlog of $16.8 billion and $10.9 billion, respectively, at March 29, 2013.

Commenting on the results for the second quarter, Jacobs President and CEO Craig Martin stated, “While second quarter results included several unusual items, the underlying fundamentals of the business remain sound as demonstrated by our record backlog.  As we look forward, the overall business continues to perform well in a good market, and we see many opportunities.  Also, we are pleased with

Exhibit 99.1

the benefits we are realizing from our recent acquisitions, including recent wins based on combined offerings of Jacobs’ and acquired companies’ capabilities.

“Importantly, there are significant opportunities to accelerate savings from the integration of SKM and to reduce structural costs, especially in Europe.  To maximize these cost saving benefits and maintain a competitive cost structure overall, we have started a number of restructuring initiatives that are expected to impact FY14.  We expect these actions to result in significant savings in FY15 and thereafter.  Overall, the strength of the business, as well as the savings and benefits of our recent acquisitions, positions us for excellent future growth and profitability.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2014, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Excluding the impact of unusual items in the first half and second half restructuring expenses, we are revising our guidance for FY14 to a range of $3.15 to $3.55 per share.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, April 29, 2014, which it is webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 27, 2013, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.
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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Revenues	$3,176,033	$2,835,084	$6,244,924	$5,594,725
Costs and Expenses:
Direct costs of contracts	(2,659,480)	(2,370,183)	(5,274,678)	(4,694,101)
Selling, general, and administrative expenses	(394,119)	(299,698)	(702,764)	(575,152)
Operating Profit	122,434	165,203	267,482	325,472
Other Income (Expense):
Interest income	3,004	1,099	4,801	2,189
Interest expense	(5,116)	(3,035)	(4,925)	(6,729)
Gain on sale of intellectual property, net	12,147	—	12,147	—
Miscellaneous expense, net	(75)	(1,359)	(190)	(2,713)
Total other income (expense), net	9,960	(3,295)	11,833	(7,253)
Earnings Before Taxes	132,394	161,908	279,315	318,219
Income Tax Expense	(41,594)	(54,819)	(89,565)	(106,607)
Net Earnings of the Group	90,800	107,089	189,750	211,612
Net Earnings Attributable to Noncontrolling Interests	(7,340)	(2,688)	(12,558)	(8,201)
Net Earnings Attributable to Jacobs	$83,460	$104,401	$177,192	$203,411
Earnings Per Share (“EPS”):
Basic	$0.64	$0.81	$1.36	$1.58
Diluted	$0.63	$0.80	$1.34	$1.56

Weighted Average Shares Used to Calculate EPS:
Basic	130,384	129,096	130,254	128,876
Diluted	132,579	130,730	132,382	130,284

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Six Months Ended
	March 28, 2014	March 29, 2013	March 28, 2014	March 29, 2013
Revenues by Major Component:
Technical professional services	$1,871,087	$1,694,129	$3,544,498	$3,306,048
Field services	1,304,946	1,140,955	2,700,426	2,288,677
Total	$3,176,033	$2,835,084	$6,244,924	$5,594,725

Depreciation (pre-tax)	$25,368	$16,598	$45,017	$32,091
Amortization of Intangibles (pre-tax)	$13,051	$6,699	$21,688	$15,681
Pass-Through Costs Included in Revenues	$700,558	$573,617	$1,452,581	$1,120,033

Capital Expenditures	$(29,004)	$(39,311)	$(66,952)	$(64,485)

Selected Balance Sheet and Backlog Information (in thousands):

	March 28, 2014	March 29, 2013
Balance Sheet Information:
Cash and cash equivalents	$691,256	$1,166,207
Working capital	1,665,970	1,987,257
Total debt	996,337	450,813
Total Jacobs stockholders' equity	4,419,479	3,955,547

Backlog Information:
Technical professional services	$12,554,921	$10,888,900
Field services	5,857,692	5,901,400
Total	$18,412,613	$16,790,300

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